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                                                                    EXHIBIT 99.3


                     [CARRIZO OIL AND GAS, INC. LETTERHEAD]

                                                                            NEWS
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PRESS RELEASE                 Contact: CARRIZO OIL AND GAS, INC.
                                       FRANK A. WOJTEK, CHIEF FINANCIAL OFFICER
                                       (281) 496-1352

CARRIZO OIL AND GAS, INC. ANNOUNCES SIGNIFICANT FINANCING, REPURCHASE OF PREFERRED STOCK AND EXTENSION OF MATURITY OF BANK DEBT

HOUSTON, DECEMBER 2, 1999--CARRIZO OIL AND GAS, INC. (NASDAQ:CRZO) today announced (1) the signing of a commitment letter whereby an investor group led by Chase Capital Partners has committed to purchase $30 million of the Company's securities, (2) an agreement with affiliates of Enron Corp. to repurchase all of the outstanding shares of the Company's 9% Series A Preferred Stock (the "Enron Repurchase") and (3) an agreement to extend the maturities due under the Company's bank facility.

Under the terms of the commitment letter, the Investors will purchase $22 million aggregate principal amount of Senior Subordinated Notes due 2007 (the "Notes") with detachable warrants to purchase Carrizo Common Stock, and will purchase $8 million of Carrizo's Common Stock, (the "Financing"). The Notes will bear interest at 9% per annum. At the Company's option, up to 60% of the interest payments can be satisfied through payment-in-kind in additional Notes for up to five years. The Notes will be unsecured obligations ranking junior to the Company's bank debt and certain other future senior debt. The Notes will have an eight-year maturity, are redeemable in advance at a premium at Carrizo's option and are required to be redeemed earlier upon certain specified events.

Pursuant to the Financing, the Company has agreed to sell 3,636,364 shares of Common Stock to the Investors at a price of $2.20 per share and will issue new warrants with an eight-year term which will entitle the holders to purchase up to an additional 2,760,189 shares of Carrizo's Common Stock at a price of $2.20 per share, subject to adjustments, exercisable any time after issuance. The Investors will be entitled to registration rights relating to the Common Stock and the Common Stock underlying the new warrants.

"We welcome Chase Capital Partners to our team", commented Steven A. Webster, Carrizo's Chairman of the Board. "This Financing is being made possible because of the success of Carrizo's drilling program this past year and what we believe is one of the largest and most attractive prospect inventories in the Gulf Coast area for a company of this size. We believe these transactions will be very accretive to our shareholders in that they reduce the Company's level of senior obligations and provide significant additional capital for the continuation of Carrizo's exploration activities."


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"Chase Capital Partners is very excited about the opportunity to invest in
Carrizo," said Christopher Behrens, General Partner of Chase Capital Partners. "Chase Capital Partners has known Carrizo's management team for some time and is impressed with the business they have built and their successes to date. With this financing, Carrizo will be well positioned to capitalize on the significant investments that it has made in 3-D seismic and lease acquisition over the last few years. Carrizo fits well with our strategy of focusing on the energy sector, an industry that we know well through numerous investments over the years."

The Financing contemplates a shareholders' agreement among the Investors and the Company's five current directors that will allow Chase Capital Partners, among other things, to elect up to two directors to Carrizo's current Board of Directors. Three of the Company's directors, Paul B. Loyd Jr., Steven A. Webster, and Douglas A. P. Hamilton, will invest an aggregate of at least $3 million in the Financing.

The proceeds of the Financing will be used to fund the Enron Repurchase and repay a total of approximately $5 million of the Company's senior debt, with the remaining proceeds of approximately $12 million being available to fund the Company's exploration and development program, working capital and general corporate purposes.

Pursuant to the terms of the Enron Repurchase, the Company will repurchase from the affiliates of Enron Corp., for $12 million, all the outstanding shares of Carrizo's 9% Series A Preferred Stock and 750,000 currently outstanding warrants to purchase Carrizo's Common Stock. The Enron affiliates will retain 250,000 of the currently outstanding warrants, the exercise price of which will be reduced from $11.50 per share to $4 per share.

The Company has also reached an agreement with Compass Bank, subject to closing the Financing, whereby the $9 million of maturities due in the year 2000 under the existing Term Loan facility would be extended. The revised maturities under the Term Loan provide for a $2 million principal payment at closing, $1.74 million of principal payments during the second half of the year 2000, $2.64 million of principal payments during the first half of the year 2001 and the remaining balance due in July 2001. In addition, the maturity date for the remaining bank loan borrowing base facility will be extended from June 2000 until January 2002, subject to interim borrowing base reviews.

The funding of the Financing is subject to certain conditions, including the Enron Repurchase, the extension of the bank debt and the execution of definitive agreements. The closings of the Enron Repurchase, the Financing, and the debt extension are expected to occur simultaneously on or before December 15, 1999.

"We are very excited about the added financial capability this transaction gives Carrizo", commented S.P. Johnson IV, President and Chief Executive Officer. "In turn, this will allow us to prudently exploit the significant drilling potential we have developed through our aggressive program of 3-D seismic and lease acquisition in recent years. We have now reached the point where most of our near term capital spending will be devoted directly to drilling, which we believe will have an immediate impact on the growth of production and reserves. We expect to

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continue to build on the momentum developed through the success of the 1999 drilling program."

"This is a significant financial event for Carrizo", commented Frank A. Wojtek, Chief Financial Officer. "Not only will the Financing provide approximately $12 million in cash for exploration activities and working capital, the simultaneous debt repayment and deferral will eliminate or defer over $12 million of current liabilities that were previously to come due in the next 12 months, thus providing over $24 million in increased working capital. Further, while the Financing will add $22 million of subordinated debt, the simultaneous Enron Repurchase will eliminate approximately $34 million of Redeemable Preferred Stock. The Enron Repurchase combined with the stock sale will result in over $29 million of increased common shareholders' equity."

Carrizo Oil and Gas, Inc., is a Houston based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proved onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Chase Capital Partners (www.chasecapital.com) is a global private equity organization with over $12 billion under management, including $450 million committed in 25 investments in the energy and power sector. In energy, Chase Capital Partners invests in exploration and production, midstream and downstream businesses, and in the power sector, Chase Capital Partners invests in traditional generation and distribution, as well as in companies that are focused in the rapidly deregulating electricity industry. Chase Capital Partners' primary limited partner is the Chase Manhattan Corporation, one of the largest bank holding companies in the United States. Since its inception in 1984, Chase Capital Partners has closed more than 900 individual transactions in North America, Europe, Asia and Latin America.

Statements in this news release, including but not limited to those relating to the effects, results and timing of closing of the Financing, Enron Repurchase and Compass Bank agreement, future capital spending, future momentum, use and amount of proceeds, continued drilling and exploration success, growth of production or reserves, the effects and potential of any prospects or wells, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include possible failure of the Company to close the Enron Repurchase, or the Financing, and the agreement with Compass Bank, the results of and dependence on exploratory drilling activities, operating risks, regulatory and environmental matters, capital requirements and availability, dependence on key personnel, oil and gas price levels, availability of drilling rigs, weather, land issues, matters outside the Company's control and other risks described in the Company's filings with the Securities and Exchange Commission. There can be no assurance as to the completion of any transaction described herein.